CUSIP No. 58404W 10 9                                          Page 1 of 5 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------
                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILES PURSUANT
           TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 1)1

                               MedCath Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   58404W 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2006
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)





--------
         1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 58404W 10 9                                          Page 2 of 5 Pages

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1)   Name of Reporting Person                   Welsh, Carson,
     I.R.S. Identification                      Anderson & Stowe
     No. of Above Person                        VII, L.P.
     (Entities Only)

--------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place                       Delaware
     of Organization

--------------------------------------------------------------------------------
Number of                  5)   Sole Voting     3,540,801 shares
Shares Beneficially             Power           of Common Stock
Owned by Each
Reporting Person
With:
                           --------------------------------------------------
                           6)   Shared Voting
                                Power                 -0-
                           --------------------------------------------------
                           7)   Sole Disposi-   3,540,801 shares of
                                tive Power      Common Stock
                           --------------------------------------------------
                           8)   Shared Dis-
                                positive Power        -0-
                           --------------------------------------------------

9)   Aggregate Amount Beneficially              3,540,801 shares of
     Owned by Each Reporting Person             Common Stock
--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                             16.9%
     Amount in Row (9)
--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                     PN

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CUSIP No. 58404W 10 9                                          Page 3 of 5 Pages

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1)   Name of Reporting Person                   WCAS Healthcare
     I.R.S. Identification                      Partners, L.P.
     No. of Above Person
     (Entities Only)

--------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place                       Delaware
     of Organization

--------------------------------------------------------------------------------
Number of                  5)   Sole Voting     36,744 shares
Shares Beneficially             Power           of Common Stock
Owned by Each
Reporting Person
With:
                           --------------------------------------------------
                           6)   Shared Voting
                                Power               -0-
                           --------------------------------------------------
                           7)   Sole Disposi-   36,744 shares of
                                tive Power      Common Stock
                           --------------------------------------------------
                           8)   Shared Dis-
                                positive Power       -0-
                           --------------------------------------------------

9)   Aggregate Amount Beneficially               36,744 shares of
     Owned by Each Reporting Person              Common Stock
--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                              0.2%
     Amount in Row (9)
--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                      PN

CUSIP No. 58404W 10 9                                          Page 4 of 5 Pages

                        AMENDMENT NO. 1 TO SCHEDULE 13G

          Reference is hereby made to the statement on Schedule 13G filed with the Securities and Exchange Commission on January 15, 2002 (the "Schedule 13G"). Terms defined in the Schedule 13G are used herein as so defined.

          The following Items of the Schedule 13G are hereby amended and restated as follows:

Item 4 -  Ownership.

          (a) Amount Beneficially Owned:

          WCAS VII: 3,540,801 shares of Common Stock
          WCAS HP: 36,744 shares of Common Stock

          (b) Percent of Class:

          WCAS VII: 16.9%
          WCAS HP: 0.2%

          (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:

          WCAS VII: 3,540,801 shares of Common Stock
          WCAS HP: 36,744 shares of Common Stock

          (ii) shared power to vote or to direct the vote: -0-

          (iii) sole power to dispose or to direct the disposition of:

          WCAS VII: 3,540,801 shares of Common Stock
          WCAS HP: 36,744 shares of Common Stock

          (iv) shared power to dispose or to direct the disposition of: -0-

CUSIP No. 58404W 10 9                                          Page 5 of 5 Pages

Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               WELSH, CARSON, ANDERSON & STOWE VII, L.P.
                               By:  WCAS VII Partners, L.P., General Partner


                               By  /s/ Jonathan M. Rather
                                   -----------------------------------------
                                   General Partner


                               WCAS HEALTHCARE PARTNERS, L.P.
                               By:  WCAS HP Partners, General Partner


                               By  /s/ Jonathan M. Rather
                                   -----------------------------------------
                                    Attorney-in-Fact


Date: February 7, 2007